CONSENT RESOLUTION IN LIEU OF SPECIAL MEETING OF THE
                                 BOARD OF DIRECTORS OF
                               INTEGRATED TECHNOLOGY GROUP
                                  a Nevada corporation

     This Consent Resolution is adopted by John F. Lund and R. Blair Lund, they being all the duly elected and constituted directors of Integrated Technology Group in lieu of a special meeting of the Board of Directors of the corporation, effective on the date hereafter written.

     WHEREAS, the officers of the corporation have entered into a letter agreement contemplating a business reorganization by which this company will acquire by acquisition or merger 100% of Safe Tire Disposal Corp., and

     WHEREAS, that letter agreement contemplates the execution of a formal Plan and Agreement of Reorganization which will require that all the existing assets of this corporation, that being intellectual properties and physical assets related to the operation of the business of Living Card Company, be sold to John F. Lund and R. Blair Lund in exchange for their surrender for cancellation of 5,900,000 restricted common shares of the company which will reduce to 2,100,000 the number of common shares outstanding:

     BASED UPON THE FOREGOING IT IS HEREBY -

     RESOLVED that the officers of the corporation be, and they are hereby authorized and directed to take all measures that may be required to sell and convey all the assets of the corporation related to the business of Living Card Company, including intellectual properties, concepts, designs, and any and all physical assets connected thereto to John F. Lund and R. Blair Lund, effective on the date upon which the formal Plan and Agreement of Reorganization between this company and Safe Tire Disposal Corp. is closed.

     FURTHER RESOLVED, that as consideration for the foregoing transfer of assets, John F. Lund and R. Blair Lund shall tender for cancellation a total of 5,900,000 restricted common shares of the corporation. Interwest Transfer Company, Inc. is authorized and directed to cancel such shares upon their presentation to the transfer agency in proper form, but only contemporaneously with the issuance of 9,000,000 shares to the stockholder[s] of Safe Tire Disposal Corp pursuant to the aforesaid reorganization agreement.

     Dated June 19, 2000.

                                                         /s/John F. Lund
                                                         John F. Lund,
Director

                                                         /s/ R. Blair Lund
                                                         R. Blair Lund,
Director
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